Exhibit 21.1

Soupman, Inc.  Subsidiaries

The Original Soupman, Inc.
100% wholly owned sub

International Gourmet Soups, Inc.
100% wholly owned sub

Kiosk Concepts, Inc.
80% owned by The Original Soupman, Inc.
20% owned by Al Yeganeh